UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MELINTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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44 Whippany Road

Morristown, NJ 07963

February 11, 2019

Dear Fellow Stockholder:

We are writing to remind you that the 2019 Special Meeting of Stockholders (the “Special Meeting”) of Melinta Therapeutics, Inc. (the “Company”) will be held at 10:00 a.m., local time, on February 19, 2019, at the Westin Governor Morris hotel, 2 Whippany Rd, in Morristown, New Jersey.

Our records indicate that as of January 10, 2019, the “Record Date” for the Special Meeting, you held shares of the Company and, therefore, you are entitled to vote on the proposals described in the Company’s Definitive Proxy Statement for the Special Meeting (the “Proxy Statement”) and as set forth on the proxy card attached thereto, which were mailed to you on or about January 30, 2019. Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, the Company’s Board of Directors (with the two Vatera-related members of the Board of Directors and, in addition with respect to Proposal 4A and Proposal 4B, John H. Johnson, having recused themselves) unanimously recommends that stockholders vote “FOR” the proposals set forth in the Proxy Statement. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow-up phone calls and/or mailings.

As the date of the Special Meeting approaches, if we have not received your proxy, you may receive a phone call from a representative of Georgeson LLC (“Georgeson”), the Company’s proxy solicitor, reminding you to exercise your right to vote. Should you have any questions with regards to voting your shares, please call Georgeson at 1-800-905-7281.

Thank you in advance for your participation and your consideration in this extremely important matter.

Sincerely, Peter Milligan Chief Financial Officer and Secretary